Exhibit 99.1

CONTACT:
Media Relations	Investor Relations
Alan Bernheimer	Jenifer Kirtland
408-894-4233	408-324-7056
alan_bernheimer@maxtor.com	jenifer_kirtland@maxtor.com
MAXTOR REPORTS THIRD QUARTER FINANCIAL RESULTS
MILPITAS, CA, October 26, 2005 — Maxtor Corporation (NYSE: MXO) today announced its financial results for the third quarter ended October 1, 2005. Revenue for the recent third quarter was $926 million. The Company reported a net loss of $17 million, or $(0.07) per share, for the third quarter of 2005. Included in the net loss was an additional $4.2 million in severance expense primarily related to the previously-announced reduction in force in Singapore, $1.9 million related to the write-off of unamortized bond issuance costs due to the repurchase of approximately $94 million in debt in August 2005 and $1.4 million in prepaid interest charges for mortgages that were repaid in September 2005. In the third quarter of 2004, revenue totaled $927 million. The Company reported a net loss of $95.1 million, or $(0.38) per share, for the third quarter of 2004.
     “Our third quarter results reflected a strong enterprise performance offset by the results of our desktop operation,” said Dr. C.S. Park, chairman and chief executive officer. “During the third quarter, we shipped 975,000 SCSI drives compared with 926,000 in the second quarter. Desktop drive shipments totaled 12.2 million compared with 11.1 million in the second quarter. The gross profit margins on our desktop products were constrained due to a previously-announced production problem at our internal media operation. The production issue limited our supply of media, increased costs associated with scrap and yield and led to a less than favorable customer mix. The issue has been resolved and we do not anticipate that media will be a gating factor in our fourth quarter performance.”

     The gross profit margin was 11.1% in the third quarter compared with 13.2% in the second quarter. The average selling price in the quarter decreased to $70 from $77 in the second quarter. The Company shipped 1,139,000 drives to consumer electronics OEMs compared with 1,065,000 in the second quarter.
     During the third quarter, the Company completed a $326 million 2.375% convertible debt offering, raising approximately $318 million in net proceeds. It used approximately $94 million of the proceeds to repurchase a portion of a 6.80% convertible debt offering issued in 2003. Maxtor ended the quarter with $560 million in cash and marketable securities compared with $440 million at the end of the second quarter.
About Maxtor
Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.
This release contains forward-looking statements concerning internal media production and fourth quarter performance. These statements are based on current expectations and are subject to risks and uncertainties which could materially affect the Company’s results, including, but not limited to, market demand for hard disk drives, qualification of the Company’s products, market acceptance of its products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K/A for fiscal 2004. Forward-looking statements are based on information available to the Company as of the date of this release and current expectations, forecasts and assumptions involve a number of risks that could cause actual results to differ materially from those anticipated by the forward-looking statements. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call
Maxtor has scheduled a conference call for analysts and investors today, October 26, 2005, at 2:00 p.m. PT to discuss the third quarter 2005 results. Financial information to be discussed on the call will be available on the Company’s website immediately prior to the commencement of the call. The dial-in number for the live call is (800) 374-1806 or (706) 634-2296. The call will be webcast on the Company’s site at www.maxtor.com. There will be a replay available shortly following the call through November 2, 2005. The dial-in number for the replay is (800) 642-1687 or (706) 645-9291, access code: 1259428.

MAXTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	October 1,	September 25,	October 1,	September 25,
	2005	2004	2005	2004

Net revenues	$926,485	$927,204	$2,920,815	$2,765,146
Cost of revenues	823,608	868,983	2,579,741	2,480,682

Gross profit	102,877	58,221	341,074	284,464

Operating expenses:
Research and development	71,415	76,776	218,284	239,319
Selling, general and administrative	35,864	35,159	110,382	101,201
Amortization of intangible assets	216	5,052	652	30,941
Restructuring charges	4,238	31,393	18,802	31,393

Total operating expenses	111,733	148,380	348,120	402,854

Loss from operations	(8,856)	(90,159)	(7,046)	(118,390)

Interest expense	(11,105)	(7,576)	(27,179)	(23,649)
Interest income	3,123	1,276	7,772	3,646
Income from litigation	—	—	—	24,750
Other gain	345	13	95	67

Loss before income taxes	(16,493)	(96,446)	(26,358)	(113,576)
Provision for (benefit from) income taxes	457	(1,300)	1,309	(709)

Net loss	$(16,950)	$(95,146)	$(27,667)	$(112,867)

Net loss per share
- basic	$(0.07)	$(0.38)	$(0.11)	$(0.46)
- diluted	$(0.07)	$(0.38)	$(0.11)	$(0.46)

Shares used in per share calculation
-basic	253,668,613	248,728,113	252,863,210	247,611,347
-diluted	253,668,613	248,728,113	252,863,210	247,611,347

MAXTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 1,	December 25,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$455,821	$378,065
Restricted cash	16,574	24,561
Marketable securities	88,001	103,969
Accounts receivable, net	451,420	466,366
Inventories	256,969	229,410
Prepaid expenses and other	44,648	36,336

Total current assets	1,313,433	1,238,707

Property, plant and equipment, net	355,573	347,934
Goodwill and other intangible assets, net	490,280	490,932
Other assets	48,259	30,168

Total assets	$2,207,545	$2,107,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings, including current portion of long-term debt	$6,084	$82,561
Accounts payable	676,763	674,947
Accrued and other liabilities	320,815	324,369

Total current liabilities	1,003,662	1,081,877

Long-term debt, net of current portion	575,774	382,570
Other liabilities	66,796	66,695

Total liabilities	1,646,232	1,531,142
Total stockholders’ equity	561,313	576,599

Total liabilities and stockholders’ equity	$2,207,545	$2,107,741